Exhibit 99.1
Zonagen Reports Third Quarter 2005 Financial Results and Provides Update on Proellex
and Androxal Clinical Development Programs
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Nov. 11, 2005—Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZONA) today reported financial results for the three-month and nine-month periods ended September 30, 2005 and provided an update on its clinical development efforts for Proellex™ and Androxal™.
     “We continue to move toward our goal of initiating three clinical trials by year end 2005 which include a U.S. Phase III trial of Androxal for male testosterone deficiency, a U.S. efficacy trial of Proellex for uterine fibroids and a European Phase II trial of Proellex for endometriosis,” said Joseph Podolski, President and CEO of Zonagen, Inc. He continued, “We anticipate initial data from these three trials during the summer of 2006.”
     Zonagen is preparing a submission supporting a Phase III study for its drug Androxal. The Company also hopes to submit the documents necessary for initiation of the study to the FDA within the next few weeks and believes that it will commence the study before year end 2005. The study will consist of approximately 200 patients at up to 20 clinical sites in the U.S. and abroad. The Phase III study is being designed to collect additional safety data on Androxal for the treatment of testosterone deficiency in men with secondary hypogonadism. Additional endpoints addressing certain clinical symptoms associated with low testosterone will also be assessed in the trial. The study will also compare Androxal against Androgel, the gold standard for patients suffering from low testosterone. We believe that at least two additional Phase III pivotal studies beyond the currently planned study will be required before an NDA can be submitted. A contract has been awarded to a clinical research organization (CRO) to begin the Phase III study as soon as the FDA has reviewed and accepted the submission.
     Initial review of the Company’s special protocol assessment (SPA) filing for its first Phase III pivotal study of efficacy has been completed by the FDA, and the Company is in the process of responding to their comments. The FDA has suggested that certain endpoints suggested by Zonagen in its SPA filing, such as reduced libido, need to be validated as clinical endpoints before being used in a Phase III pivotal study. The Company plans on complying with the FDA’s request, and revising its Phase III pivotal protocol to incorporate the FDA’s suggestions, before continuing under the SPA. A decision on commencement of the SPA protocol is dependent on successful completion or progress on the above described Phase III study.
     In May 2005 the Company held a pre-IND meeting with the FDA regarding the next clinical study to be conducted in the U.S. using Proellex for the treatment of uterine fibroids. The Company believes that the meeting with the FDA constructively identified the requirements that must be completed before the Company can file an IND and begin a clinical study by year end 2005. The Company completed its 23 volume IND submission which included extensive preclinical animal data supporting the safety of Proellex as well as a final study report for the previously reported trial of Proellex in women with uterine fibroids and delivered the submission to the FDA on November 10, 2005. The Company can not begin its Proellex Phase II clinical study until the FDA has reviewed and accepted the submission. A contract has been awarded to a CRO to begin the Phase II study as soon as the FDA has reviewed and accepted the submission.

Financial Results
     Total revenues and other income for the three-month period ended September 30, 2005 increased to $175,000 as compared to $29,000 for the same period in the prior year and increased to $460,000 for the nine-month period ended September 30, 2005 as compared to $228,000 for the same period in the prior year. The primary increase in revenues is due to an increase in interest rate yields and an increase in cash reserves which the Company received from its public offering in February 2005 offset by a reduction in SBIR grant revenue which is due to its anticipated conclusion and is essentially depleted.
     Research and development (“R&D”) expenses primarily consist of clinical regulatory affairs activities and preclinical and clinical study development expenses. R&D expenses increased 72% to $1.6 million for the three-month period ended September 30, 2005 as compared to $929,000 for the same period in the prior year and increased 121% to $4.2 million for the nine-month period ended September 30, 2005 as compared to $1.9 million for the same period in the prior year. The increase in R&D expenses for the three-month period ended September 30, 2005 as compared to the same period in the prior year is primarily due to an increase of $732,000 and $274,000 related to our clinical development programs for Androxal and Proellex, respectively, partially offset by a decrease of $281,000 in costs associated with the 2004 write-off of our patent portfolio related to our vaccine adjuvants and prostate cancer vaccines. The increase in R&D expenses for the nine-month period ended September 30, 2005 as compared to the same period in the prior year is primarily due to an increase of $1.5 million and $1.2 million related to our clinical development programs for Androxal and Proellex, respectively, partially offset by a decrease of $337,000 in costs associated with the 2004 write-off of our patent portfolio related to our vaccine adjuvants, prostate cancer vaccines and hCG immuno-contraceptive vaccine.
     General and administrative expenses decreased 15% to $461,000 for the three-month period ended September 30, 2005 as compared to $540,000 for the same period in the prior year and increased 8% to $1.4 million for the nine-month period ended September 30, 2005 as compared to $1.3 million for the same period in the prior year. The decrease in expenses for the three-month period ended September 30, 2005 is primarily due to a decrease in costs associated with potential funding activities in the amount of $117,000, offset by an increase in costs associated with strategic administrative fees in the amount of $25,000. The increase in expenses for the nine-month period ended September 30, 2005 is primarily due to an increase in costs associated with strategic administrative fees in the amount of $86,000, personnel costs in the amount of $47,000, legal and accounting services in the amount of $43,000 and investor relations costs in the amount of $37,000, offset by a decrease in costs associated with potential funding activities in the amount of $117,000 and a $27,000 decrease in directors’ and officers’ insurance.
     Net loss for the three-month period ended September 30, 2005 was ($1.9) million or ($0.19) per share as compared to a net loss of ($1.4) million or ($0.29) per share for the same period in the prior year. Net loss for the nine-month period ended September 30, 2005 was ($5.1) million or ($0.54) per share as compared to a net loss of ($3.0) million or ($0.57) per share for the same period in the prior year. The increase in loss per share for the three-month and nine-month periods ended September 30, 2005 was primarily due to an increase in clinical research activities relating to the Company’s two products, Androxal and Proellex.
     The Company had cash, cash equivalents and marketable securities of approximately $19.1 million at September 30, 2005 as compared to $5.5 million at December 31, 2004 and had 10,079,601 shares of common stock outstanding on September 30, 2005.

     Zonagen, Inc. is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders.
     A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to raise additional capital on acceptable terms or at all, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, uncertainty relating to Zonagen’s patent portfolio and such other risks which are identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004. The Form 10-K is available at the Company’s web site at www.zonagen.com, at the SEC’s web site at www.sec.gov or is available by request made to Zonagen’s Corporate Secretary. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
ZONAGEN, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues and other income
Research and development grants	$—	$2	$4	$118
Interest income	175	27	456	75
Other Income	—	—	—	35

Total revenues and other income	175	29	460	228

Expenses
Research and development	1,641	929	4,231	1,914
General and administrative	461	540	1,357	1,268

Total expenses	2,102	1,469	5,588	3,182

Net loss	$(1,927)	$(1,440)	$(5,128)	$(2,954)
Net loss per share - basic and diluted	$(0.19)	$(0.29)	$(0.54)	$(0.57)

Shares used in loss per share calculation:
Basic	10,080	4,993	9,501	5,159
Diluted	10,080	4,993	9,501	5,159

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(Unaudited)
Cash and cash equivalents	$3,000	$736
Marketable securities	16,053	4,800
Other current assets	203	34
Fixed assets (net)	21	18
Other assets	564	1,018

Total assets	$19,841	$6,606

Accounts payable and accrued expenses	$621	$614
Stockholders’ equity	19,220	5,992

Total liabilities and stockholders’ equity	$19,841	$6,606

Contact:
Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447